Exhibit 10.2

Execution Version

AMENDED AND RESTATED MASTER MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MASTER MANAGEMENT AGREEMENT (this “Agreement”), dated as of March 12, 2014, is entered into by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation (the “Company”), on behalf of itself and all of the Company’s subsidiaries party to the Individual Property Management Agreements (as defined herein), and INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company (the “Property Manager”).

RECITALS:

WHEREAS, the Company currently qualifies as a “real estate investment trust” (a “REIT”), as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal and state income tax purposes and has made and expects to make investments in real estate assets of the type permitted to be made by REITs under the Code and otherwise in accordance with the articles of incorporation and bylaws of the Company, as any of the foregoing may be amended and in effect from time to time;

WHEREAS, the Company and the Property Manager previously entered into that certain Master Management Agreement, dated as of July 1, 2012, as amended by amendments dated June 29, 2013, August 30, 2013, September 27, 2013, October 30, 2013, November 29, 2013, December 30, 2013, January 30, 2014 and February 27, 2014 (the “Original Master Management Agreement”), pursuant to which the properties managed consist of office facilities, including certain bank branch facilities, a list of which is attached hereto as Exhibit A (such investments included on Exhibit A being referred to herein collectively as the “Properties” and individually as a “Property”) which are owned by subsidiaries of the Company (such subsidiaries being referred to herein collectively as the “Property Owners” and individually as a “Property Owner”);

WHEREAS, each Property Owner and the Property Manager are parties to those certain property management agreements governing the Properties, which set forth more specifically the terms of the Property Manager’s management of the Properties, each as amended by amendments dated June 29, 2013, August 30, 2013, September 27, 2013, October 30, 2013, November 29, 2013, December 30, 2013, January 30, 2014 and February 27, 2014 (the “Individual Property Management Agreements,” and together with the Original Master Management Agreement, the “Prior Agreements”);

WHEREAS, concurrent with entry into this Agreement, the Company, the Property Manager, Inland American Business Manager & Advisor, Inc., Inland American Holdco Management LLC (“Holdco”), Inland American Retail Management LLC, Inland American Industrial Management LLC, Inland American Lodging Corporation and Eagle I Financial Corp. (solely with respect to that certain section specified therein) are entering into that certain Master Modification Agreement, dated as of the date hereof (the “Master Modification Agreement”), and certain related agreements, pursuant to which the Company will begin to manage the business and perform certain of the functions previously performed by the Property Manager and its affiliates under the Prior Agreements (the “Self-Management Transactions”); and

WHEREAS, in connection therewith, the Company desires to continue retaining the Property Manager to provide certain property management services for the Properties and the Company and the Property Manager desire to amend and restate the Prior Agreements as set forth herein, which shall supercede such Prior Agreements, to, among other things, modify the property management fees and certain other fees earned by the Property Manager under the Prior Agreements and to reflect the transfer of specified employees who perform certain property-related accounting, lease administration, leasing, marketing and construction management functions on behalf of the Company (the “Assumed Functions”) from Holdco and its affiliates to the Company in connection with the Self-Management Transactions.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein set forth, the parties hereto agree as follows:

1. Appointment. Effective as of the date hereof, the Company hereby continues to retain, on behalf of the Property Owners, the Property Manager to manage the Properties. The Property Manager acknowledges and agrees that the Company (whether or not through the Property Owners) may engage other management companies to manage the Properties or other properties, and the Property Manager acknowledges and agrees that it shall not provide management services outside of this Agreement and the Management Agreements (as defined herein), without the consent of the Company, which consent may be withheld in the Company’s sole discretion. Notwithstanding the Company’s ability to engage other management companies to manage the Properties and for the avoidance of doubt, the Company agrees that the Property Manager shall be paid the fees and receive such other amounts as set forth in this Agreement and the Management Agreements for providing the services described in this Agreement and the Management Agreements during the term of this Agreement.

2. Terms and Conditions.

(a) Each Property Owner and the Property Manager are parties to the Individual Property Management Agreements and the engagement of the Property Manager for any Property acquired after the date hereof shall be pursuant to the terms and conditions of a separate management agreement in substantially the form attached hereto as Exhibit B (each agreement that is executed after the date hereof, the “Interim Management Agreements” and together with the Individual Property Management Agreements, the “Management Agreements”) between the Property Manager and the applicable Property Owner; provided, however, if any conflict or inconsistency exists between this Agreement and a Management Agreement, this Agreement shall govern and control and shall supersede, amend and replace all provisions which conflict with or are inconsistent with the terms of this Agreement and, for the avoidance of doubt, the terms of Exhibit B hereof shall be deemed to supersede, amend and replace the terms of all Individual Property Management Agreements as if such Individual Property Management Agreements were amended and restated in their entirety and replaced with Exhibit B hereof. Each Property identified on Exhibit A is identified as either a multi-tenant or single-tenant site or a bank branch facility for purposes of identifying the applicable monthly management fee rate for each Property. Exhibit A will be amended to include any Properties acquired after the date of this Agreement as either a multi-tenant or single-tenant site or a bank branch facility, and each such Property shall become subject to this Agreement and a separate Management Agreement.

(b) Each Property Owner shall be obligated to pay the Property Manager, as a monthly management fee, an amount equal to:

(i) from January 1, 2014 through June 30, 2014, 3.50% of the Gross Income (as defined herein) of the Property to be managed, if the Property is a multi-tenant site;

(ii) from July 1, 2014 through December 31, 2014, 3.25% of the Gross Income of the Property to be managed, if the Property is a multi-tenant site;

(iii) 2.90% of the Gross Income of the Property to be managed, if the Property is a single-tenant site; or

(iv) 2.50% of the Gross Income of the Property to be managed, if the Property is a bank branch facility.

(v) For purposes hereof, “Gross Income” means all rents, assessments and other items, including, but not limited to, the following, to the extent applicable: the aggregate amount of any and all tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income collected by or paid to the Property Manager. For purposes of calculating the management fee, Gross Income specifically includes late rent administrative charges, non-negotiable check charges, credit report fees, subleasing administrative charges, and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same.

(c) For the avoidance of doubt, the management fee for each Property set forth in a Management Agreement, shall hereby be amended and replaced with the management fee described in Section 2(b), effective as of January 1, 2014 and to the extent the fees described in Section 2(b) would have resulted in lower payments to the Property Manager (for periods after January 1, 2014) than were otherwise paid to the Property Manager, then the affected Property Owners shall receive a credit in the amount of such overpayment, such credit to apply to the first payment due to the Property Manager after the date hereof until such time as the Property Owner is reimbursed in full in an amount equal to such overpayment. If the Property Manager or the Company, on behalf of a Property Owner, reasonably determines that a Property has changed its classification as either a single-tenant site or multi-tenant site or a bank branch facility, it shall notify the other party in writing. If the parties mutually agree that the classification has changed, the parties will amend the Management Agreement to reflect a change in the classification.

(d) The Property Manager hereby covenants and agrees that (i) subject to the reimbursement obligations set forth below, the Property Manager shall perform services requested by the Company, the Board of Directors of the Company or a Property Owner in connection with any direct or indirect sale of a Property in addition to those set forth in this Agreement and (ii) the Property Manager shall cooperate with the Company and the applicable Property Owner in connection with such sale of a Property.

(e) Each Property Owner shall reimburse the Property Manager for all reasonable out of pocket costs and expenses actually incurred by the Property Manager for services performed in connection with a sale of a Property. Such costs and expenses shall include, but not be limited to, costs for consultants and/or temporary employees engaged to assist in the sale process and severance packages or stay bonuses paid to those employees of the Property Manager that contribute to the maintenance, operation, repair and other services being rendered at the Property. Such costs and expenses shall not include corporate salary allocations or employee costs not normally reimbursed pursuant to the Management Agreements. Subject to the terms of the Master Modification Agreement, severance packages and stay bonuses will not be reimbursed for any employees of the Property Manager other than those rendering services at the applicable Property, including for the avoidance of doubt any senior executive of the Property Manager. All of the costs and expenses described in this subsection shall be reimbursed to the Property Manager regardless of whether a sale occurs.

(f) The following shall apply to reimbursement for severance packages and stay bonuses incurred in connection with a sale of a Property or Properties:

(i) up to one week of severance pay will be reimbursed for each one year of service with Holdco or its affiliates;

(ii) as determined by the Property Manager, stay bonuses will only be reimbursed for key employees, and reimbursement will be limited to approximately ten percent (10%) of the key employee’s base annual pay; and

(iii) the Property Manager agrees to provide an estimate of reimbursable severance payments and stay bonuses for the 2014 calendar year to the applicable Property Owner, the Company and the Company’s Board of Directors within 30 days after the date of this Agreement. The costs and expenses set forth in such estimates shall be subject to the reasonable approval of the Company’s Board of Directors. The Property Manager will provide a quarterly update to the Property Owner, the Company and the Company’s Board of Directors as to reimbursable severance payments and stay bonuses actually paid and shall not be entitled to reimbursement for any amounts in excess of the estimates provided under this subsection without the approval of one of the Company’s executive officers.

provided, however, notwithstanding anything in this Section 2(f), any severance packages eligible for reimbursement pursuant to the Master Modification Agreement shall not be eligible for reimbursement hereunder and provided further that no severance package will be eligible for reimbursement if the employee eligible for such severance package is subsequently hired by the Company or one of its wholly-owned subsidiaries.

(g) Subject to the terms of this Agreement, the Property Manager covenants and agrees to comply with and implement, as applicable, any lawful direction or strategic plan approved by the Company’s Board of Directors and if such direction or strategic plan affects the estimates under Section 2(f)(iii), such estimates shall be adjusted accordingly.

(h) The Company shall pay a monthly fee of $500, effective January 1, 2014, for each employee of the Company that uses the Property Manager’s office space as such employee’s principal work space; provided, however, that no such payment shall be due for an employee’s use of Suite 310 of 2809 Butterfield Road (or Suite 200 of 2809 Butterfield Road for periods prior to March 1, 2014); provided, further, that any such fee to the Property Manager shall be offset for periods after March 1, 2014, in the amount of $500 per month for each Property Manager employee that uses office space leased or subleased by the Company as such Property Manager employee’s principal work space. In addition, effective January 1, 2014, the Company shall reimburse the Property Manager for expenses associated with the Property Manager’s business administration group personnel if (i) such expenses are invoiced on a monthly basis, which invoices are approved by the Company in its sole discretion and (ii) such monthly invoices include statements that set forth the basis for such expenses in reasonable detail, including, at minimum, (A) the business administration group employee, (B) additional description of the matters such employees performed during the month on a daily basis and (C) the number of hours such employee worked on such matters. The Property Manager agrees to provide the hourly rate of such employee, if requested, separately to the Company. The hourly rate charged will be at the Property Manager’s cost.

(i) Notwithstanding the foregoing, the Property Manager, the Company and the applicable Property Owner may mutually agree to vary the terms of a Management Agreement for any Property, provided any increase in, or addition of fees and/or reimbursements, limitation or modification with respect to reporting or modification of the term or any termination rights, in each instance, shall be subject to the prior approval of the Company’s Board of Directors.

3. Termination.

(a) Subject to Sections 3(b), 3(c) and 3(d), the term of this Agreement shall commence as of the date of this Agreement and expire on December 31, 2014, at 11:59 P.M. central time (the “Term”). If this Agreement is terminated pursuant to this Section, all Management Agreements shall terminate effective as of the date of termination of this Agreement.

(b) Notwithstanding Section 3(a) above, the Company shall have the right to terminate this Agreement only under the following circumstances:

(i) The Property Manager engages in any act of fraud, misappropriation of funds or embezzlement, or the Property Manager commits any act of gross negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, if such conduct is committed by any individual other than any senior executive, the Company shall have no right to exercise such termination right if the Property Manager immediately terminates or causes the termination of such individual from employment and makes the Company, the Property Owner and the Property whole for the actual financial loss resulting from such conduct.

(ii) The Property Manager commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Company to the Property Manager. The notice shall specify the nature of the breach in reasonable detail. Notwithstanding the foregoing, if the Property Manager has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Property Manager shall have, to the extent necessary, an additional thirty (30) days to cure the breach before the Company may terminate this Agreement.

(iii) A court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property or orders the winding up or liquidation of the Property Manager’s affairs.

(iv) The Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to (or fails to timely object to) the entry of an order for relief in an involuntary case under any such law, or consents to (or fails to timely object to) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due.

(v) There is a dissolution and winding up of the Property Manager.

(c) Notwithstanding Section 3(a) above, the Property Manager shall have the right to terminate this Agreement (and shall pay any monies owed pursuant to Section 4), under the following circumstances:

(i) The Company commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Property Manager to the Company. The notice shall specify the nature of the breach in reasonable detail. Notwithstanding the foregoing, if the Company has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Company shall have, to the extent necessary, an additional thirty (30) days to cure the breach before the Property Manager may terminate this Agreement.

(ii) A court of competent jurisdiction enters a decree or order for relief in respect of the Company in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, or for any substantial part of any of their respective property or orders the winding up or liquidation of the Company’s affairs.

(iii) The Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to (or fails to timely object to) the entry of an order for relief in an involuntary case under any such law, or consents to (or fails to timely object to) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

(iv) There is a dissolution and winding up of the Company.

(d) Notwithstanding Section 3(a) above, if there is a Change of Control (as defined herein), this Agreement shall automatically terminate, effective as of the date on which the Change of Control occurs. If there is a Change of Control pursuant to Section 3(e)(i) below, then for purposes of this Section 3(d), the date on which the Change of Control occurs means the date on which the last of the affected Properties or Property Owners are sold, disposed of or transferred by the Company.

(e) For purposes hereof, a “Change of Control” means:

(i) the sale, disposition of or transfer, in one or in a series of transactions, at least seventy-five percent (75%) of either (1) the Properties managed by the Property Manager pursuant to this Agreement and the Management Agreements entered into pursuant to this Agreement or (2) the Property Owners of the Properties managed by the Property Manager pursuant to this Agreement and the Management Agreements entered into pursuant to this Agreement, in each case within any rolling six (6) month period, to one or more persons or entities other than the Property Manager, any of its affiliates or any of the Company’s subsidiaries and at least seventy-five percent (75%) of such Properties or Property Owners, as applicable, are actually sold, disposed of or transferred by the Company; provided, however, for purposes of this Section 3(e)(i), the Properties or Property Owners that are sold or contracted to be sold pursuant to that certain Equity Interest Purchase Agreement, dated as of August 8, 2013, by and between the Company and AR Capital, LLC (“NNN Sale Properties”), except any Properties or Property Owners that are ultimately excluded from the NNN Sale Properties by AR Capital, LLC pursuant to its rights under Section 2.11 thereunder, shall be disregarded in the determination of Change of Control; or

(ii) the acquisition by any individuals, entity, group or person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Property Manager or any of its affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the total voting power of the voting capital interests of the Company.

(f) Unless otherwise expressly set forth in this Section 3, the party entitled to terminate this Agreement shall provide the other party thirty (30) days advance written notice of the termination.

(g) In the event a dispute arises between the parties regarding the application or interpretation of this Agreement or a Management Agreement, the parties shall exercise commercially reasonable efforts to reach a reasonable and equitable resolution of the matter. If the parties are unable to reach a reasonable and equitable resolution, either party may refer the matter by written notice to the senior executives of the parties hereto. If the parties still cannot resolve the matter, the parties shall agree upon an appropriate method of non-judicial dispute resolution, including mediation, mini-trial or arbitration.

4. Action Upon Termination.

(a) Except as otherwise set forth in Section 4(b), the Property Manager shall not be entitled to compensation after the date of termination of this Agreement for further services performed under this Agreement or the Management Agreements, but shall be paid all compensation accruing to the date of termination. Upon termination of this Agreement, the Property Manager shall:

(i) pay over to the Company, on behalf of the Property Owners, all money collected and held for the account of the Company pursuant to this Agreement and each Management Agreement, after deducting any accrued compensation and reimbursement for costs, expenses (including sale costs, expenses, severance packages and stay bonuses payable under Sections 2(e) and 2(f), but for the avoidance of doubt, such costs, expenses, severance packages and stay bonuses are only payable in connection with the sale of a Property or Properties), to which the Property Manager is entitled;

(ii) deliver to the Board of Directors of the Company a full accounting, including a statement showing all payments collected by the Property Manager and a statement of all money held by the Property Manager, covering the period following the date of the last accounting furnished to the Board of Directors of the Company;

(iii) deliver to the Board of Directors of the Company all property and documents of the Company then in the custody of the Property Manager; and

(iv) cooperate with the Company and the Property Owners and take all reasonable steps requested by the Company to assist it in making an orderly transition of the functions performed by the Property Manager.

(b) In addition to the compensation to be paid to the Property Manager under Section 4(a)(i), if this Agreement is terminated as a result of a Change of Control, the Property Manager shall be paid a termination fee equal to sixty percent (60%) of the average applicable monthly management fee that would otherwise have been paid to the Property Manager under each Affected Management Agreement (as defined herein). The termination fee shall be calculated by using the average Gross Income for the immediately preceding three full calendar months of each Affected Management Agreement and multiplying that average by the applicable monthly management fee under Section 2(b), which shall be a weighted average fee if more than one fee percentage applies to the remaining term, multiplied by the number of whole months remaining in the term of each Affected Management Agreement, excluding any extension options, multiplied by sixty percent (60%).

(i) For purposes of this Section 4(b), an “Affected Management Agreement” means:

(1)	any Management Agreement terminated because this Agreement was terminated as a result of a Change of Control;

(2)	any Management Agreement terminated because the Property subject to the Management Agreement was sold as part of a sale that triggered the Change of Control; and

(3)	any Management Agreement terminated because there was a change of control of the Property Owner (as more particularly described in Section 2(c)(ii) of the Management Agreement) and the change of control of the Property Owner was part of a sale that triggered the Change of Control;

provided, however, for purposes of this Section 4(b)(i), any Management Agreement terminated in connection with the sale of any NNN Sale Property shall not be an Affected Management Agreement.

(c) The Company shall pay the Property Manager the termination fee in cash within ten (10) Business Days after the effective date of the termination of this Agreement.

5. Successors and Assigns. This Agreement shall bind any permitted successors or assigns of the parties hereto as herein provided.

6. Liability and Indemnification.

(a) Indemnity.

(i) The Property Manager shall protect, defend, indemnify and hold harmless the Company and the Property Owner, its affiliates and each of their respective officers, directors, managers, members and employees, from and against any and all obligations, liabilities, claims (including, but not limited to, any claims for damage to property or injury to or death of any persons), liens or encumbrances, losses, damages, costs or expenses (including court costs and reasonable attorneys’ fees) (“Claims”) (A) arising out of the failure of the Property Manager or any of its agents, officers, employees or representatives to comply with or perform the Property Manager’s duties and obligations under this Agreement in accordance with the terms hereof, (B) by reason of any act or omission of the Property Manager or any of its agents, officers, employees or representatives, which act or omission is negligent, misconduct or outside the scope of the Property Manager’s authority as provided herein and (C) arising out of or relating to any of the Property Manager employee-related Claims, including, but not limited to, Claims of discrimination, sexual harassment, other harassment, non-promotion, non-hire, wrongful termination or retaliation.

(ii) The Company and each Property Owner shall protect, defend, indemnify and hold harmless the Property Manager, its affiliates and each of their respective officers, directors, managers, members and employees, from and against any and all Claims in connection with or any way related to a Property or arising out of the performance by the Property Manager of its obligations and duties hereunder in accordance with the terms hereof; provided, however, that for the avoidance of doubt, neither the Company nor any Property Owner shall be obligated to indemnify the Property Manager from any Claims arising out of or relating to (A) any act or omission of the Property Manager or any of its agents, officers, employees or representatives which act or omission is negligent or misconduct, in breach of this Agreement or the Management Agreement or outside the scope of the Property Manager’s authority as provided herein or (B) any of the Property Manager employee-related Claims, including, but not limited to, Claims of discrimination, sexual harassment, other harassment, non-promotion, non-hire, wrongful termination or retaliation.

(iii) Each indemnity shall be subject to the following provisions:

(1)	The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnity. The costs and expenses of the indemnitee shall be at the expense of the indemnitor.

(2)	The indemnitee shall notify the indemnitor of any Claim against the indemnitee covered by the indemnity within forty-five (45) days after it has notice of such Claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability promptly upon learning of the same, then the indemnitee may settle such liability and the liability of the indemnitor hereunder shall be conclusively established by such settlement.

7. Notices. All notices, requests or demands to be given under this Agreement from one party to any other party (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by (i) personal delivery, (ii) overnight courier service for next Business Day (as defined below) delivery at the other party’s address set forth below or (iii) telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with such overnight courier; provided that the deposit occurs prior to the deadline imposed by such service for overnight delivery, otherwise delivery shall be deemed to occur on the next succeeding Business Day. Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. central time on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices and rejected or refused delivery shall constitute valid delivery. “Business Day” shall mean any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows:

If to the Company and/or the Board of Directors, to:	Inland American Real Estate Trust, Inc.
2809 Butterfield Road
Oak Brook, IL 60523
Attention: Scott W. Wilton
Telephone: (630) 218-8000

If to the Property Manager, to:	Inland American Office Management LLC
2901 Butterfield Road
Oak Brook, IL 60523
Attention: Thomas A. Lithgow
Telephone: (630) 645-7237

A party’s address for Notice may be changed from time to time by Notice given to the other party in the manner herein provided for giving notice. Copies of Notices are for informational purposes only, and a failure to give or receive copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

8. Independent Contractor Status. The Company and the Property Manager acknowledge (i) that the management fees payable under this Agreement and the Management Agreements (collectively, the “Paying Agreements”) are arms’ length management fees. The Property Manager shall, from time to time, provide to the Company information reasonably requested by the Company to allow the Company to confirm the Property Manager’s status as an “Independent Contractor.”

9. Cooperation. The Company and the Property Manager agree, for the duration of this Agreement, to cooperate with each other and take all reasonable steps requested by the other party to assist it in making an orderly transition of the functions performed in the past by or functions currently performed by the Property Manager. The Property Manager shall be reimbursed for its reasonable and documented out-of-pocket expenses in responding to a request to the extent such request is not part of the Property Manager’s business.

10. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement, and shall become effective when the counterparts have been signed by each party hereto and delivered to the other party hereto.

11. Governing Law. This Agreement shall be construed, performed and enforced in accordance with and governed by the internal laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

12. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

13. Headings. The descriptive headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, void or unenforceable in any respect, in any particular jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity, illegality or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

15. Recitals. The Recitals set forth above are hereby incorporated into this Agreement as if fully set forth herein.

16. Inurement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder. No party may assign this Agreement nor any of its rights, interests and obligations hereunder without the prior written consent of the other party; provided such consent shall not be unreasonably withheld.

17. Authority. Each of the parties has full right, power, and authority to enter into this Agreement and to assume and perform its respective obligations under this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by each of the parties of its respective obligations hereunder have been duly authorized by all requisite action by each of the parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

COMPANY:

INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation

By:	/s/ Jack Potts
Jack Potts
Treasurer

[Signature Page to Amended and Restated Master Management Agreement]

THE PROPERTY MANAGER:

INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Thomas A. Lithgow
Thomas A. Lithgow
President

[Signature Page to Amended and Restated Master Management Agreement]

EXHIBIT A

	Building	Property Name	Address	City	ST	Building Type
1.	46582	Suntrust-NC00388 Salem Group	2140 Country Club Road	Winston-Salem	NC	Bank Branches
2.	48002	BRIDGESIDE POINT OFFICE BUILDING	100 Technology Drive	Pittsburg	PA	Single-Tenant Office
3.	48003	AT&T CENTER - CHICAGO	2000 West AT&T Center Drive	Hoffman Estates	IL	Single-Tenant Office
4.	48007	DENVER HIGHLANDS	8822 South Ridgeline Blvd.	Highlands Ranch	CO	Single-Tenant Office
5.	48013	3801 S. COLLINS	3801 South Collins	Arlington	TX	Single-Tenant Office
6.	48014	AT&T - ST LOUIS	909 Chestnut Street	St Louis	MO	Single-Tenant Office
7.	48026	SANOFI AVENTIS - US INC	55 Corporate Drive	Bridgewater	NJ	Single-Tenant Office
8.	48028	UNITED HEALTH - FREDERICK	800 Oak Street	Frederick	MD	Single-Tenant Office
9.	48005	DULLES EXECUTIVE PLAZA	13530 & 13560 Dulles Technology Drive	Herndon	VA	Multi-Tenant Office
10.	48015	AT&T CLEVELAND	45 Erieview Plaza	Cleveland	OH	Multi-Tenant Office
11.	48016	WORLDGATE PLAZA	12801-12901 Worldgate Drive	Herndon	VA	Multi-Tenant Office

A-1

EXHIBIT B

FORM OF MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of [            ] [    ], 20[    ], is entered into by and between [            ], a                      (“Owner”), and INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company (the “Property Manager”). Reference is made to that certain Amended and Restated Master Management Agreement, dated as of February 28, 2014 (the “Master Management Agreement”), by and among Inland American Real Estate Trust Inc. and the Property Manager, the terms of which are incorporated herein by reference. Capitalized terms used but not defined herein have the meanings given to them in the Master Management Agreement.

In consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Owner hereby employs the Property Manager to collect rent, operate and manage the property commonly known as and located in and legally described on Exhibit A attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth. The term of this Agreement (the “Term”) shall commence on the date the Property Owner takes title to the Premises (the “Commencement Date”) and shall end on the date that is the last day of the month that is twelve (12) months after the Commencement Date. The Term shall automatically be renewed for one (1) period of twelve (12) months, unless terminated as provided hereby.

2. EACH PARTY SHALL HAVE THE FOLLOWING TERMINATION RIGHTS:

(a) Owner may terminate this Agreement if any one of the following occurs:

(i) The Property Manager commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from Owner. The notice shall specify the nature of the breach in reasonable detail. Notwithstanding the foregoing, if the Property Manager has promptly commenced to cure the breach within the initial 30-day period and is diligently pursuing the cure to completion, the Property Manager shall have, to the extent necessary, an additional thirty (30) days to cure the breach before Owner may terminate this Agreement.

(ii) The Property Manager engages in any act of fraud, misappropriation of funds or embezzlement, or the Property Manager commits any act of gross negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, if such conduct is committed by any individual other than any executive, Owner shall have no right to exercise such termination right if the Property Manager immediately terminates or causes the termination of such individual from employment and makes Owner and the Premises whole for the actual financial loss resulting from such conduct.

(b) The Property Manager may terminate this Agreement if any one of the following occurs:

(i) Owner commits a material breach of any representation, warranty, term, covenant or condition set forth in this Agreement and such breach is not cured within thirty (30) days after written notice from the Property Manager. The notice shall specify the nature of the violation in reasonable detail. Notwithstanding the foregoing, if Owner has promptly commenced to cure the violation within the initial 30-day period and is diligently pursuing the cure to completion, Owner shall have, to the extent necessary, an additional thirty (30) days to cure the violation before the Property Manager may terminate.

(ii) A court of competent jurisdiction enters a decree or order for relief in respect of Owner in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Owner or for any substantial part of any of its respective property or orders the winding up or liquidation of Owner’s affairs.

(iii) Owner commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Owner, or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

(iv) There is a dissolution and winding up of the Owner.

(c) This Agreement shall automatically terminate if any one of the following occurs:

(i) The Master Management Agreement is terminated, effective as of the date of such termination.

(ii) There is a sale of the Premises or a transfer of control of Owner. For purposes hereof, the acquisition by any individuals, entity, group or person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Property Manager, any of its affiliates or any affiliates of Owner, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the total voting power of the voting capital interests of Owner shall constitute a transfer of control of Owner. This Agreement shall terminate effective as of the date the Premises is sold or the effective date of the transfer of control of Owner, as applicable, and all monies due and owing to the Property Manager shall be paid.

3. THE PROPERTY MANAGER COVENANTS AND AGREES:

3.1 To accept the management of the Premises, to the extent, for the period and upon the terms herein provided and agrees to furnish the services of its organization in connection with collecting rent, operating and managing the Premises, and, without limiting the generality of the foregoing, the Property Manager agrees to be responsible for those specific duties and functions set forth in Section 4. The Property Manager shall be entitled at all times to manage the Premises in accordance with the Property Manager’s standard operating policies and procedures, except to the extent that any specific provisions contained herein are to the contrary, in which case the Property Manager shall manage the Premises consistent with the specific provisions of this Agreement. The Property Manager agrees to use its commercially reasonable efforts to maintain the highest occupancy at the highest rents for each space comprising the Premises.

3.2 To assist in the preparation of and provide information for (including, but not limited to, information regarding tenant recoveries, common area maintenance and taxes) those reports regarding the Premises identified on Exhibit B, which reports shall be made accessible to Owner through a shared software system, and to remit to Owner, upon Owner’s request, the excess of Gross Income (as hereafter defined) over expenses paid pursuant to Section 4.4 (“Net Proceeds”). In the event that expenses paid pursuant to Section 4.4 shall be in excess of Gross Income for any monthly period, the Property Manager shall notify Owner of same and Owner agrees to pay the excess amount immediately upon request from the Property Manager, but nothing herein contained shall obligate the Property Manager to advance its own funds on behalf of Owner. All advances by the Property Manager on behalf of Owner shall be paid to the Property Manager by Owner within ten (10) days after request.

3.3 The parties acknowledge that the annualized budget for the operation of the Premises has been prepared and approved for the year commencing January 1, 2014 and ending December 31, 2014. The Property Manager will use its commercially reasonable efforts to operate the Premises pursuant to the annualized budget. To the extent expenses are not Non-Controllable Expenses (as defined below), such expenses shall not exceed the aggregate budgeted amount of such expenses by an amount greater than 10% of such budget without Owner’s prior approval. The Property Manager shall assist Owner in preparing 2015 budgets for operating of the Premises. Subject to the foregoing, Owner’s approval of the annualized budget shall constitute approval for the Property Manager to expend sums for all budgeted expenditures, without the necessity to obtain approval of Owner under any other expenditure limitations as set forth elsewhere in this Agreement. “Non-Controllable Expenses” shall mean expenses related to insurance, taxes, utilities, snow removal, storm costs (to the extent not covered by insurance), security and union wages.

3.4 To, subject to the terms of this Agreement, comply with and implement, as applicable, any lawful direction or strategic plan approved by the Company’s Board of Directors and provided to the Property Manager.

4. OWNER AGREES, and does hereby give the Property Manager the following authority and powers (all of which shall be exercised in the name of the Property Manager, as the Property Manager for Owner) and Owner agrees to assume and reimburse, as set forth herein, the Property Manager, its affiliates and agents for all expenses paid or incurred in connection therewith:

4.1 To institute and prosecute actions to evict tenants and to recover possession of the Premises; with Owner’s authorization, to sue for, in the name of Owner, and recover rent and other sums due; and, when expedient, to settle, compromise, and release any actions or suits, or reinstate such tenancies. Owner shall advance and/or shall reimburse the Property Manager for all expenses of litigation including attorneys’ fees, filing fees and court costs that the Property Manager does not recover from tenants. The Property Manager may select an attorney to handle the litigation, with Owner’s approval which shall not be unreasonably withheld or unduly delayed. The Property Manager may collect from tenants all or any of the following, all of which shall be considered Gross Income and included when calculating the Management Fee and deposited into the Property Manager’s custodial account: a late rent administrative charge, a non-negotiable check charge, a credit report fee, a subleasing administrative charge or broker’s commission and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same; provided, that upon Owner’s reasonable request, the Property Manager shall provide separate accountings for all such charges and other components of Gross Income.

4.2 To hire, supervise, discharge and pay salary and benefit expenses for all labor required for the operation and maintenance of the Premises including, but not limited to, on-site personnel, property managers, assistant property managers, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Premises, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Premises; provided, however, that, for the avoidance of doubt, such expense shall not include reimbursement for those employees performing the Assumed Functions. All expenses of such employment shall be deemed operating expenses of the Premises. To make or cause to be made all ordinary repairs and replacements necessary to preserve the Premises in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements; to negotiate and enter into, as the Property Manager for Owner of the Premises, contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $20,000.00, appropriate service agreements and labor agreements for normal operation of the Premises, which shall have terms not to exceed three years, and agreements for all budgeted maintenance, minor alterations and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating and legal services in connection with the service agreements relating to the Premises, and other services or such of them as the Property Manager may consider appropriate; and to purchase supplies and pay all bills. The Property Manager shall use its commercially reasonable efforts to obtain the foregoing services and utilities for the Premises at the most economical costs and terms available to the Property Manager.

Owner hereby appoints the Property Manager as Owner’s authorized Property Manager for the purpose of executing, as the managing Property Manager for Owner, those agreements described in this Section 4.2; provided, however, that, for the avoidance of doubt, the Property Manager shall not be entitled to enter into contracts with respect to the Assumed Functions. In addition, Owner agrees to specifically assume in writing all obligations under all agreements so entered into by the Property Manager, on behalf of Owner, upon the termination of this Agreement and Owner shall indemnify, protect, save, defend and hold the Property Manager and all of its affiliates, and their respective shareholders, members, officers, directors, employees, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses of every kind and nature whatsoever, resulting from events arising out of or in any way related to those agreements and which arise out of events occurring after termination of this Agreement, but excluding matters arising out of the Property Manager’s misconduct, negligence, malfeasance or unlawful acts. The Property Manager shall have the right from time to time during the Term to contract with and make purchases from its affiliates and third party agents; provided that contract rates and prices are competitive with other available sources. The Property Manager may at any time, and from time to time, request and receive the prior written authorization of Owner of the Premises for any one or more purchases or other expenditures, notwithstanding that the Property Manager may otherwise be authorized hereunder to make such purchases or expenditures.

4.3 To collect Gross Income and give receipts therefore and to deposit all such Gross Income collected hereunder and under the Property Manager’s custodial accounts which the Property Manager will open and maintain, in a state or national bank and account of the Owner’s choice and whose deposits are insured by the Federal Deposit Insurance Corporation (provided the funds shall not be required to be deposited in an insured account), exclusively for the Premises and any other properties owned by Owner (or any entity that is owned or controlled by Owner) and managed by the Property Manager; provided, however, if Owner directs the Property Manager to change a custodial account that exists on the date hereof, the Property Manager shall have a reasonable time (but in no event longer than 90 days) to implement the new custodial account and integrate it with the Property Manager’s automated payment systems. Owner agrees that the Property Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. The Property Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner and Owner shall, upon request, furnish the Property Manager’s depository with an appropriate authorization for the Property Manager to make the endorsement. For purposes hereof, “Gross Income” means all rents, assessments and other items, including, but not limited to, the following, to the extent applicable: the aggregate amount of any and all tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income collected by or paid to the Property Manager. For purposes of calculating the Management Fee, Gross Income specifically includes late rent administrative charges, non-negotiable check charges, credit report fees, subleasing administrative charges, and all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant charge backs for same.

4.4 To pay all expenses of the Premises from the Gross Income collected in accordance with Section 4.3 hereof from the Property Manager’s custodial account. It is understood that, except as otherwise provided in any mortgage, loan or other instrument evidencing indebtedness secured by the Premises, Gross Income will be used first to pay the compensation to the Property Manager as contained in Section 6 hereof, then to the advancement or reimbursement of expenses incurred by the Property Manager pursuant to Section 4.1 and Section 2(e) of the Master Management Agreement, then insurance premiums for policies required under Section 5.1, operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, to the extent sufficient Gross Income is available for such payments.

4.5 Nothing in this Agreement shall be interpreted to obligate the Property Manager to pay from Gross Income any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent (i) the Property Manager was obligated to pay such expenses pursuant to the terms of a prior management agreement between Owner and the Property Manager, including, without limitation, the Prior Agreements (as defined in the Master Management Agreement) or (ii) Owner advances additional funds to pay the expenses.

4.6 To collect and handle tenants’ security deposits, including the right to apply the security deposits to unpaid rent and to comply, on behalf of Owner, with applicable state or local laws concerning security deposits and interest thereon, if any.

4.7 The Property Manager shall not be required to advance any of its own money for the care or management of the Premises, and Owner agrees to advance all money necessary therefor. If the Property Manager shall elect to advance any of its own money in connection with care or management of the Premises, Owner agrees to reimburse the Property Manager in accordance with Section 3.2 and Section 4.1 above.

4.8 To handle all steps necessary regarding any claim for insured losses or damages; provided that the Property Manager will not make any adjustments or settlements in excess of $50,000.00 without Owner’s prior written consent.

4.9 Upon receiving the prior written consent of Owner, any or all of the duties of the Property Manager as contained herein may be delegated by the Property Manager and performed by an affiliate or third-party agent (a “SubProperty Manager”) with whom the Property Manager contracts for the purpose of performing such duties. The Property Manager shall have the authority to enter management agreements with any Owner approved SubProperty Manager; provided that Owner shall not be a party to such Agreements and have no liability or responsibility to any SubProperty Manager for the payment of the SubProperty Manager’s fee or for reimbursement to the SubProperty Manager of its expenses or to indemnify the SubProperty Manager in any manner for any matter; and provided, further that that the Property Manager shall remain responsible for providing such duties in accordance with the terms hereof and indemnify Owner for all loss, damage or claims incurred by Owner as a result of the willful misconduct, negligence, malfeasance or unlawful acts of the SubProperty Manager.

5. OWNER FURTHER AGREES:

5.1 To protect, defend, indemnify and hold harmless the Property Manager, its affiliates and each of their respective officers, directors, managers, members and employees, from and against any and all Claims in connection with or any way related to the Premises or arising out of the performance by the Property Manager of its obligations and duties hereunder in accordance with the terms hereof; provided, however, that for the avoidance of doubt, the Owner shall not be obligated to indemnify the Property Manager from any Claims arising out of or relating to (A) any act or omission of the Property Manager or any of its agents, officers, employees or representatives which act or omission is negligent or misconduct, in breach of this Agreement or the Management Agreement or outside the scope of the Property Manager’s authority as provided herein or (B) any of the Property Manager employee-related Claims, including, but not limited to, Claims of discrimination, sexual harassment, other harassment, non-promotion, non-hire, wrongful termination or retaliation. Owner agrees to procure, with assistance from the Property Manager, and pay for, at Owner’s expense, public liability insurance, fire and extended coverage insurance, burglary and theft insurance, rental interruption insurance, flood insurance (if appropriate) and boiler insurance (if appropriate) naming Owner and the Property Manager as insured parties and adequate to protect their respective interests and in form, substance, and amounts reasonably satisfactory to the Property Manager, and to furnish (with the assistance of the Property Manager or its affiliates), if requested, to the Property Manager, certificates and policies evidencing the existence of this insurance. The premiums for all insurance maintained by Owner shall be paid by either Owner directly or, provided sufficient Gross Income is available, by the Property Manager from Gross Income. Unless Owner shall provide such insurance and furnish such certificates and policies within ten (10) days after the Property Manager’s request (provided that Property Manager or its affiliates cooperates in furnishing such certificates and policies), the Property Manager may, in its sole discretion, but shall not be obligated to, purchase such insurance and charge the cost thereof to the account of Owner. All insurance policies shall provide that the Property Manager shall receive thirty (30) days’ written notice prior to cancellation of the policy. The Property Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of negligence or misconduct on the part of the Property Manager.

5.2 Owner hereby warrants and represents to the Property Manager that to the best of Owner’s knowledge, neither the Premises, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance that may subject the Property Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9607) or any constitutional provision, statute, ordinance, law or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction of the Premises. Furthermore, Owner agrees to indemnify, protect, defend, save and hold the Property Manager and all of its affiliates, and their respective shareholders, members, officers, directors, managers, employees, successors and assigns harmless from any and all claims, causes of action, demands, suits, proceedings, liabilities, losses, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses of every kind and nature whatsoever, involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than the Property Manager or its affiliates of hazardous substances on the Premises.

5.3 Nothing in this Section 5 or otherwise in this Agreement or any agreement executed by Owner in connection with this Agreement shall require Owner or a subsidiary of Owner to limit the liability of, waive any claims against, or indemnify and hold harmless any person or entity except to the extent Owner or that subsidiary is permitted by Section 6 of the Master Management Agreement to so limit, waive, indemnify or hold harmless, as applicable.

6. OWNER AGREES TO PAY THE PROPERTY MANAGER, AS A MONTHLY MANAGEMENT FEE HEREUNDER FOR MANAGING THE PREMISES DIRECTLY OR THROUGH ITS AFFILIATES OR AGENTS, an amount equal to      percent (    %) of Gross Income (the “Management Fee”), [insert as appropriate – for multi-tenant, 3.5% for January 1, 2014 through June 30, 2014, and 3.25% for July 1, 2014 through December 31, 2014, 2.9% for single tenant and 2.5% for bank branches] subject to change as set forth below, which shall be deducted monthly by the Property Manager and retained by the Property Manager from Gross Income prior to payment of the expenses set forth in Section 4.4 and the payment to Owner of Net Proceeds. The Management Fee shall be compensation for all services specified in the Master Management Agreement, this Agreement and otherwise provided by the Property Manager in connection with collecting rent, operating and managing the Premises. Any services beyond those specified herein, such as sales brokerage, construction management, loan origination and servicing, property tax reduction and risk management services, shall be performed by the Property Manager and compensated by Owner only if the parties agree on the scope of the services to be performed; provided that the compensation to be paid therefor will not exceed ninety percent (90.0%) of the market rate that would be paid to unrelated parties providing these services; provided, further that all compensation must be approved by a majority of the independent directors of Owner, which approval Owner shall promptly request and recommend. Owner acknowledges and agrees that the Property Manager may pay or assign all or any portion of its Management Fee to SubProperty Manager as described in Section 4.9. If the Property Manager or Owner determines that the Property has changed its classification as a single-tenant site, multi-tenant site or a bank branch facility, it shall notify the other party in writing. If the parties mutually agree that the classification has changed, the parties will amend this Agreement to reflect a change in the classification and the compensation due to the Property Manager as set forth in the Master Management Agreement.

7. IT IS MUTUALLY AGREED THAT:

7.1 Owner shall designate one (1) person to serve as its representative (“Owner’s Representative”) in all dealings with the Property Manager hereunder. Whenever the notification and reporting to Owner or the approval, consent or other action of Owner is called for hereunder, any notification and reporting if sent to or specified in writing to Owner’s Representative, and any approval, consent or action if executed by Owner’s Representative, shall be binding on Owner but only if approved by Owner’s board of directors or independent directors as may be required. Owner’s Representative initially shall be:

Name	Address

2809 Butterfield Road
Scott W. Wilton	Oak Brook, IL 60523
Telephone: (630) 218-8000

Owner’s Representative may be changed at the discretion of Owner, at any time and from time to time, and shall be effective upon the Property Manager’s receipt of written notice of the new Owner’s Representative.

7.2 Owner expressly withholds from the Property Manager any power or authority to make any structural changes in any building or to make any other major alterations or additions in, or to any such building or equipment therein, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers above vested in the Property Manager without the prior written direction of Owner’s Representative, except that the Property Manager shall make all emergency repairs, in accordance with the terms hereof, as may be required to ensure the safety of persons or property, or which are immediately necessary for the preservation and safety of the Premises, or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary service to the Premises.

7.3 The Property Manager shall be responsible for notifying Owner in the event the Property Manager receives a material written notice that any building or other improvement on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. The Property Manager shall promptly forward to Owner any material written complaints, warnings, notices or summonses received by the Property Manager relating to these matters. Owner represents that to the best of its knowledge the Premises and such equipment comply with all such requirements and authorizes the Property Manager to disclose Owner’s identity to any officials and agrees to indemnify, protect, defend, save and hold the Property Manager and its affiliates and each of their respective officers, directors, managers, shareholders, members and employees harmless of and from any and all losses which may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violations or alleged violations of any and all present or future laws, ordinances, statutes, or regulations of any governmental body or public authority or official thereof, having or claiming to have jurisdiction over the Premises, of which it has actual notice.

7.4 In the event it is alleged or charged that any building or other improvement on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction over the Premises, and the Property Manager reasonably considers that the action or position of Owner, with respect thereto will result in material damage or material liability to the Property Manager, the Property Manager shall have the right to terminate this Agreement by written notice to Owner of the Property Manager’s election so to do, which termination shall be effective upon delivery of the notice to Owner. Termination pursuant to this Section 7.4 shall not release the indemnities of Owner set forth in this Agreement, including but not limited to, those set forth in Section 4.2, 5.1, 5.2, and 7.3 above and shall not terminate any liability or obligation of Owner to the Property Manager for any payment, reimbursement or other sum of money then due and payable to the Property Manager hereunder.

7.5 Subject to the limitations set forth herein, the personnel expenses of the Property Manager, as set forth in Section 4.2 hereof, shall be expenses incurred in connection with the Premises for purposes of Section 4.4 hereof. The number and classification of employees serving the Premises shall be as determined by the Property Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number and/or classification of employees, and the Property Manager shall make all requested changes unless in its reasonable judgment the resulting level of operation and/or maintenance of the Premises will not allow the Property Manager to provide the services contemplated hereby in accordance herewith.

7.6 Owner shall pay or reimburse the Property Manager, its affiliates or agents for all amounts due under this Agreement for services and advances within ten (10) Business Days of termination of this Agreement. All provisions of this Agreement that require Owner or the Property Manager to have insured or to protect, defend, save, hold and indemnify the other shall survive any expiration or termination of this Agreement and, if Owner or the Property Manager, as the case may be, is or becomes involved in any claim, proceeding or litigation by reason of having been the Property Manager or Owner, such provision shall apply as if this Agreement were still in effect.

7.7 Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon Owner or the Property Manager for the performance by Owner or the Property Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and the Property Manager or to cause either party to be responsible in any way for the debts or obligations of the other or any other party (but nothing contained herein shall affect the Property Manager’s responsibility to transmit payments for the account of Owner as provided herein or the Owner’s obligation to the Property Manager to pay for reimbursements to the Property Manager) it being the intention of the parties that the only relationship hereunder is that of agent and principal.

7.8 Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the state in which the Premises are located without regard to that state’s conflicts of law principles. The foregoing notwithstanding, if any provision hereof reducing, eliminating or delaying the payment of the Management Fee is held ineffective or invalid, the Property Manager may terminate this Agreement upon written notice to the Owner.

7.9 This Agreement shall be binding upon the successors and assigns of the Property Manager and the permitted successors and assigns of Owner. No party may assign this Agreement or any of its rights, interests and obligations hereunder without the prior written consent of the other party; provided such consent shall not be unreasonably withheld or delayed. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may not be modified or assigned except by a written agreement executed by both parties hereto.

7.10 If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and attorneys’ fees incurred in the enforcement of any provision of this Agreement.

7.11 The failure of either party to this Agreement to, in anyone or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no the forbearance or waiver had occurred.

7.12 This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.

7.13 All notices, requests or demands to be given under this Agreement from one party to any other party (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by (i) personal delivery, (ii) overnight courier service for next Business Day (as defined below) delivery at the other party’s address set forth below or (iii) telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with such overnight courier; provided that the deposit occurs prior to the deadline imposed by such service for overnight delivery, otherwise delivery shall be deemed to occur on the next succeeding Business Day. Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. central time on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices and rejected or refused delivery shall constitute valid delivery. “Business Day” shall mean any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows.

If to Owner or Owner’s Representative, to:	Inland American Real Estate Trust, Inc.
2809 Butterfield Road
Oak Brook, IL 60523
	Attention:	Scott W. Wilton
	Telephone:	(630) 218-8000

If to Property Manager, to:	Inland American Office Management, LLC
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	President
	Telephone:	(630) 218-8000

A party’s address for Notice may be changed from time to time by Notice given to the other party in the manner herein provided for giving notice. Copies of Notices are for informational purposes only, and a failure to give or receive copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

THE PROPERTY MANAGER:	OWNER:

INLAND AMERICAN OFFICE MANAGEMENT LLC, a Delaware limited liability company	[ ]

By:	By:
Thomas A. Lithgow	Name:
President	Its:

[Signature Page to Management Agreement for the Premises known as             ]

Exhibit A

[Description of the Premises to be Inserted]

A-1

Exhibit B

[Description of Reports to be Inserted]

B-1